Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact: Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Fourth Quarter 2020 Results

•

Net income for the three months ended December 31, 2020 was $5.52 million compared to $5.05 million for the three months ended December 31, 2019 and included a $679,000 reversal in loan loss provisions.

•	Fully-diluted earnings per share for the three months ended December 31, 2020 was $0.60 per share compared to $0.54 per share for the three months ended December 31, 2019.
•	Return on average assets rose to 1.04% for the three months ended December 31, 2020 compared to 0.96% for the three months ended December 31, 2019.
•	A $1,000 year-end bonus was paid to non-management employees at the end of 2020 for their work during the pandemic.
•	Board of Directors approved a quarterly cash dividend of $0.23 per share, representing Territorial Bancorp Inc.’s 44th consecutive quarterly dividend.

Honolulu, Hawaii, January 28, 2021 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the ‘'Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $5.52 million, or $0.60 per diluted share, for the three months ended December 31, 2020.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.23 per share. The dividend is expected to be paid on February 25, 2021 to stockholders of record as of February 11, 2021.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “2020 has been a very challenging year for the residents and businesses in Hawaii. The decline in interest rates that occurred during the pandemic have decreased asset yields and created challenges in the banking industry. Despite these obstacles, we had a successful year, primarily because of our asset quality and strong capital position.”

Interest Income

Net interest income decreased to $13.82 million for the three months ended December 31, 2020 from $14.49 million for the three months ended December 31, 2019. Total interest income was $16.04 million for the three months ended December 31, 2020 compared to $18.80 million for the three months ended December 31, 2019. The $2.76 million decrease in total interest income is primarily due to a $1.80 million decrease in interest earned on loans and a $915,000 decrease in interest income on investment securities. The decline in interest income on loans was due to a 12 basis point decrease in the average yield on loans receivable and a $138.25 million decrease in the average loan balance. The decrease in the average yield on loans occurred with the payoff of higher yielding loans and the addition of new loans with lower yields to the loan portfolio. The decrease in the average loan balance occurred as loan repayments, sales and loan securitization transactions exceeded the origination of new loans. During the three months ended March 31, 2020, the Company securitized $9.43 million of mortgage loans into mortgage-backed securities to increase liquidity. The loan securitization transaction increased investment securities and lowered loans receivable. The decrease in interest income on investment securities occurred because of an 18 basis point decrease in the average yield and a $104.11 million decrease in the average balance of investment securities. The decrease in the average securities yield occurred as higher yielding securities were paid-off. The decline in the average balance of investment securities occurred as security repayments and the sale of securities exceeded the amount of loans securitized into mortgage-back securities.

Interest Expense and Provision for Loan Losses

Total interest expense decreased to $2.22 million for the three months ended December 31, 2020 from $4.31 million for the three months ended December 31, 2019. Interest expense on deposits decreased by $1.72 million to $1.63 million for the three months ended December 31, 2020 from $3.34 million for the three months ended December 31, 2019. The decrease in interest expense on deposits was primarily due to a 44 basis point decrease in the average cost of deposits. The decrease in the average cost of deposits occurred as the interest rates offered on deposits were lowered in response to the decline in market interest rates. Interest expense on Federal Home Loan Bank (FHLB) advances decreased by $373,000 to $548,000 for the three months ended December 31, 2020 from $921,000 for the three months ended December 31, 2019. The decrease in interest expense on FHLB advances resulted from a 77 basis point decrease in the average cost of advances. The decrease in the average cost of advances occurred as the Company restructured $82.00 million of FHLB advances at lower interest rates. During the three months ended December 31, 2020, and December 31, 2019, loan loss provisions of $679,000 and $4,000, respectively, were reversed. The reversal of the loan loss provision during the three months ended December 31, 2020 occurred primarily because of a decrease in the size of the mortgage loan portfolio and a decrease in Hawaii’s unemployment rate that lowered the allowance for loan losses.

Noninterest Income

Noninterest income was $2.47 million for the three months ended December 31, 2020 compared to $1.02 million for the three months ended December 31, 2019. The increase in noninterest income was primarily due to a $462,000 increase in the gain on sale of investment securities, a $436,000 increase in service fees on loans and deposit accounts and a $310,000 increase in the gain on sale of loans. The increase in service fees on loans occurred because of growth in broker loan fee income.

Noninterest Expense

Noninterest expense was $9.53 million for the three months ended December 31, 2020 compared to $9.32 million for the three months ended December 31, 2019. The increase in noninterest expense was primarily due to a $194,000 increase in equipment expenses and a $140,000 increase in Federal Deposit Insurance Corporation (FDIC) premiums. The increase in equipment expenses was primarily due to a rise in data processing expenses, and repairs and maintenance expenses. FDIC premiums rose from $0 for the three months ended December 31, 2019 to $140,000 for the three months ended December 31, 2020. The increase in insurance premiums occurred because the Company received a credit in 2019 when the FDIC insurance fund was over-capitalized. The increase in equipment and federal deposit insurance expenses was partially offset by a $131,000 decrease in salary and benefits expense. The decrease in salaries and benefits expense occurred primarily because of an increase in the deferred salary expenses for originating new loans.

Income Taxes

Income tax expense for the three months ended December 31, 2020 was $1.91 million compared to $1.15 million for the three months ended December 31, 2019. The increase in income tax expense was due to a $1.24 million increase in income before taxes during the three months ended December 31, 2020 and a $402,000 tax benefit that was recorded in the three months ended December 31, 2019. The $402,000 tax benefit occurred when the Company filed an amended 2017 corporate income tax return which included an increase in depreciation expense. The additional depreciation expense resulted from a study that the Company conducted which reduced the asset lives used to calculate depreciation. The Company filed an amended tax return and was able to deduct the increase in depreciation expense at the 2017 federal corporate tax rate of 35.00% rather than the current 21.00% federal corporate tax rate.

Assets and Equity

Total assets were $2.11 billion at December 31, 2020 and $2.09 billion at December 31, 2019. Loans receivable decreased by $177.8 million to $1.41 billion at December 31, 2020 from $1.58 billion at December 31, 2019. The decrease in loans receivable occurred as loan repayments, sales and loans securitized into mortgage-backed securities exceeded new loan originations. Investment securities decreased by $121.31 million to $251.20 million at December 31, 2020. The decrease in investment securities occurred because principal repayments and the sale of securities exceeded the amount of securities created in the loan securitization transaction. Deposits increased to $1.66 billion at December 31, 2020 from $1.63 billion at December 31, 2019. Cash and cash equivalents increased to $363.54 million at December 31, 2020 from $44.81 million at December 31, 2019. The increase in cash and cash equivalents was primarily due to increases in loan and security repayments and deposits. Advances from the FHLB decreased by $15.00 million to $141.00 million at December 31, 2020 as maturing advances were paid off. Total stockholders’ equity increased to $248.71 million at December 31, 2020 from $243.89 million at December 31, 2019. The increase in stockholders’ equity occurred as the Company’s net income, the increase in capital from the exercise of stock options and the allocation of ESOP shares exceeded dividends paid to shareholders and share repurchases.

Capital Management

Through December 31, 2020, the Company repurchased 3,705,677 shares in all of its share repurchase programs. The shares repurchased represent 30.29% of the total shares issued in its initial public offering. The Company completed its ninth share repurchase program in 2020. Due to the uncertainty surrounding COVID-19, the Company has not announced a new share repurchase program.

Asset Quality

The Company had $240,000 of delinquent mortgage loans 90 days or more past due at December 31, 2020 compared to no delinquent mortgage loans 90 days or more past due at December 31, 2019. Delinquent loans exclude loans which are receiving loan payment deferrals because of COVID-19. Non-performing assets totaled $4.41 million at December 31, 2020 compared to $736,000 at December 31, 2019. The ratio of non-performing assets to total assets was 0.21% at December 31, 2020 and 0.04% at December 31, 2019. The allowance for loan losses at December 31, 2020 was $4.26 million and represented 0.30% of total loans compared to $2.71 million and 0.17% of total loans as of December 31. 2019.

COVID-19

The State of Hawaii was severely impacted by COVID-19. In 2020, the State of Hawaii mandated the temporary closure of non-essential businesses, implemented a 14-day quarantine for visitors arriving in the state and imposed a temporary stay-at-home mandate. With tourism being the largest sector of Hawaii’s economy, the reduction in visitors to the state and the stay-at-home mandate resulted in the layoff and furlough of workers and significantly increased the state’s unemployment rate compared to the pre-pandemic unemployment rate. Beginning in October 2020, visitors to Hawaii are not subject to the 14-day quarantine if they tested negative for COVID-19 within 72 hours prior to departing for Hawaii.

To assist customers during COVID-19, the Company has:

•	Provided payment deferrals to borrowers who have experienced financial difficulties because of COVID-19;
•	Originated 23 Paycheck Protection Program loans totaling $1.69 million; and
•	Waived early withdrawal penalties on certificates of deposit.

To qualify for the Bank’s payment deferral program, a borrower’s financial difficulties must be related to COVID-19 and the loan must not have been more than 30 days past due as of December 31, 2019. In the loan payment deferral program, borrowers are allowed to defer loan payments for six months. For residential mortgage loans, the deferred interest will be payable within five years after the end of six-month deferral period. The term of the loan is extended by six months to allow the loan to fully amortize. During the payment deferral period, the borrowers are required to continue to make their escrow payments which include insurance and property tax payments. Through December 31, 2020, 213 of the 215 mortgage loans in the payment deferral program made their escrow payments.

As of December 31, 2020, the Company had outstanding loan payment deferrals on $130.8 million of loans, representing 9.3% of total loans receivable as of December 31, 2020. $126.3 million of these loan payment deferrals are on one-to-four family residential mortgage loans, which represent 9.0% of the total loans receivable as of December 31, 2020. The Company believes these loans are currently well-secured as the ratio of the current loan balance to the current tax-assessed value of the property securing these mortgage loans averages 54.9%. One-to-four family residential mortgage loans represent 97.0% of the total loan portfolio balance with a ratio of the current loan balance to the current tax-assessed value of the property securing these loans averaging 46.0%. The Company also had outstanding loan payment deferrals on $4.5 million of commercial mortgage, commercial and industrial and home equity lines of credit loans, which represent 0.3% of the total balance of loans receivable as of December 31, 2020. The total amount of loans in the payment deferral program has decreased from $142.2 million at September 30, 2020 to $130.8 million at December 31, 2020.

As of December 31, 2020, $92.2 million or 73.1% of the total mortgage loans in the payment deferral program have resumed making full principal and interest payments. $23.6 million or 18.7% of the total mortgage loans in the payment deferral program are making interest only payments. $3.0 million or 2.4% of the total mortgage loans in the payment deferral program continue to make escrow-only payments. $304,000 or 0.2% of the total mortgage loans in the payment deferral program had their six-month forbearance period end and have not resumed making loan payments. As of December 31, 2020, $7.1 million or 5.6% of the total loans in the payment deferral period are still in their six-month forbearance period.

The Coronavirus Aid, Relief, and Economic Security (CARES) Act was passed by Congress and signed into law by the President on March 27, 2020. The CARES Act provides relief to financial institutions from categorizing eligible loan modifications as troubled debt restructurings over the remaining life of the modified loan. In addition, Interagency Statements were issued on March 22, 2020 and April 7, 2020 by bank regulatory agencies to encourage financial institutions to work prudently with borrowers. The Company will be using the provisions of the CARES Act and the Interagency Statements to account for the loans receiving modifications. On December 21, 2020, the President signed legislation which extended the troubled debt restructuring relief provisions of the CARES Act to January 1, 2021.

During 2020, the Company has not seen a significant increase in loan delinquencies, significant changes in deposits or significant drawdowns on lines of credit. Loan delinquencies do not include loans requesting payment deferral because of COVID-19. The Company does not have any commercial loans to hotels, businesses in the transportation industry, restaurants or retail establishments.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank. Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii. Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 29 branch offices in the state of Hawaii. For additional information, please visit the Company’s website at: https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

•         statements of our goals, intentions and expectations;

•         statements regarding our business plans, prospects, growth and operating strategies;

•         statements regarding the asset quality of our loan and investment portfolios; and

•         estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	the effect of any pandemic disease, including COVID-19, natural disaster, war, act of terrorism, accident or similar action or event;
•	general economic conditions, either internationally, nationally or in our market areas, that are worse than expected;
•	competition among depository and other financial institutions;
•	inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;
•	adverse changes in the securities markets;
•	changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;
•	changes in monetary or fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board;
•	our ability to enter new markets successfully and capitalize on growth opportunities;
•	our ability to successfully integrate acquired entities, if any;
•	changes in consumer demand, spending, borrowing and savings habits;
•	changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;
•	changes in our organization, compensation and benefit plans;
•	the timing and amount of revenues that we may recognize;
•	the value and marketability of collateral underlying our loan portfolios;
•	our ability to retain key employees;
•	cyberattacks, computer viruses and other technological risks that may breach the security of our websites or other systems to obtain unauthorized access to confidential information, destroy data or disable our systems;
•	technological change that may be more difficult or expensive than expected;
•	the ability of third-party providers to perform their obligations to us;
•	the ability of the U.S. Government to manage federal debt limits;
•	the quality and composition of our investment portfolio;
•	changes in market and other conditions that would affect our ability to repurchase our common stock; and
•	changes in our financial condition or results of operations that reduce capital available to pay dividends.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

Territorial Bancorp Inc. and Subsidiaries

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Year Ended
	December 31		December 31
	2020	2019	2020	2019
Interest income:
Loans	$13,864	$15,662	$59,174	$63,137
Investment securities	1,961	2,876	9,615	11,459
Other investments	215	263	968	972
Total interest income	16,040	18,801	69,757	75,568

Interest expense:
Deposits	1,628	3,343	9,013	13,463
Advances from the Federal Home Loan Bank	548	921	2,996	3,346
Securities sold under agreements to repurchase	45	45	182	218
Total interest expense	2,221	4,309	12,191	17,027

Net interest income	13,819	14,492	57,566	58,541
Provision (reversal of provision) for loan losses	(679)	(4)	1,625	61

Net interest income after provision for loan losses	14,498	14,496	55,941	58,480

Noninterest income:
Service fees on loan and deposit accounts	946	510	2,662	1,937
Income on bank-owned life insurance	200	203	807	835
Gain on sale of investment securities	462	—	1,320	2,910
Gain on sale of loans	639	329	1,626	1,540
Other	218	(25)	389	610
Total noninterest income	2,465	1,017	6,804	7,832

Noninterest expense:
Salaries and employee benefits	5,447	5,578	21,741	22,580
Occupancy	1,712	1,620	6,684	6,400
Equipment	1,227	1,033	4,666	4,183
Federal deposit insurance premiums	140	—	352	288
Other general and administrative expenses	1,004	1,089	3,982	4,555
Total noninterest expense	9,530	9,320	37,425	38,006

Income before income taxes	7,433	6,193	25,320	28,306
Income taxes	1,910	1,148	6,715	6,311
Net income	$5,523	$5,045	$18,605	$21,995

Basic earnings per share	$0.60	$0.54	$2.03	$2.38
Diluted earnings per share	$0.60	$0.54	$2.01	$2.34
Cash dividends paid per common share	$0.33	$0.73	$1.02	$1.49
Basic weighted-average shares outstanding	9,116,356	9,232,086	9,137,398	9,196,674
Diluted weighted-average shares outstanding	9,153,321	9,321,598	9,196,689	9,325,614

Territorial Bancorp Inc. and Subsidiaries

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except per share data)

	December 31,	December 31,
	2020	2019
ASSETS
Cash and cash equivalents	$363,543	$44,806
Investment securities available for sale	3,562	8,628
Investment securities held to maturity, at amortized cost (fair value of $262,841 and $371,305 at December 31, 2020 and December 31, 2019, respectively).	247,642	363,883
Loans held for sale	2,195	470
Loans receivable, net	1,406,995	1,584,784
Federal Home Loan Bank stock, at cost	8,144	8,723
Federal Reserve Bank stock, at cost	3,145	3,128
Accrued interest receivable	6,515	5,409
Premises and equipment, net	4,855	4,370
Right-of-use asset, net	12,333	11,580
Bank-owned life insurance	45,644	45,113
Deferred income tax assets, net	3,382	2,619
Prepaid expenses and other assets	2,844	2,800
Total assets	$2,110,799	$2,086,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,659,800	$1,631,933
Advances from the Federal Home Loan Bank	141,000	156,000
Securities sold under agreements to repurchase	10,000	10,000
Accounts payable and accrued expenses	29,221	23,038
Lease liability	13,119	12,183
Income taxes payable	2,161	2,305
Advance payments by borrowers for taxes and insurance	6,790	6,964
Total liabilities	1,862,091	1,842,423

Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,513,867 and 9,681,493 shares at December 31, 2020 and December 31, 2019, respectively.	95	97
Additional paid-in capital	61,153	65,057
Unearned ESOP shares	(3,915)	(4,404)
Retained earnings	200,066	190,808
Accumulated other comprehensive loss	(8,691)	(7,668)
Total stockholders’ equity	248,708	243,890
Total liabilities and stockholders’ equity	$2,110,799	$2,086,313

Territorial Bancorp Inc. and Subsidiaries

Selected Financial Data (Unaudited)

	Three Months Ended
	December 31,
	2020	2019
Performance Ratios (annualized):
Return on average assets	1.04%	0.96%
Return on average equity	8.79%	8.12%
Net interest margin on average interest earning assets	2.73%	2.88%
Efficiency ratio (1)	58.52%	60.09%

	At December	At December
	31, 2020	31, 2019
Selected Balance Sheet Data:
Book value per share (2)	$26.14	$25.19
Stockholders' equity to total assets	11.78%	11.69%

Asset Quality
(Dollars in thousands):
Delinquent loans 90 days past due and not accruing	$240	$0
Non-performing assets (3)	$4,405	$736
Allowance for loan losses	$4,262	$2,712
Non-performing assets to total assets	0.21%	0.04%
Allowance for loan losses to total loans	0.30%	0.17%
Allowance for loan losses to non-performing assets	96.75%	368.48%

Note:

(1) Efficiency ratio is equal to noninterest expense divided by the sum of net interest income and noninterest income

(2) Book value per share is equal to stockholders' equity divided by number of shares issued and outstanding

(3) Non-performing assets consist of non-accrual loans and real estate owned. Amounts are net of charge-offs